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                                 SCHEDULE 14A
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Targeted Genetics
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

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                          [LOGO OF TARGETED GENETICS]

April 5, 2001

Dear Shareholder:

  You are cordially invited to attend Targeted Genetics Corporation's 2001 Annual Meeting of Shareholders. The annual meeting will be held on May 8, 2001, at 8:00 a.m. local time, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington.

  At the annual meeting, you will be asked to consider and vote upon a proposal to adopt our 2000 Genovo, Inc. Roll-Over Stock Option Plan and a proposal to amend our 1999 Stock Option Plan to increase the number of shares issuable under the plan. In addition, you will be asked to elect three directors to Targeted Genetics' board of directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE GENOVO, INC. ROLL-OVER STOCK OPTION PLAN, "FOR" THE AMENDMENT OF THE 1999 STOCK OPTION PLAN AND "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

  You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the proxy statement for additional information.

  Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you give in your proxy. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your prompt cooperation is greatly appreciated.

                                          Sincerely,

                                          /s/ Stewart Parker

                                          H. Stewart Parker
                                          President and Chief Executive
                                           Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                         TARGETED GENETICS CORPORATION
                           1100 Olive Way, Suite 100
                           Seattle, Washington 98101

               NOTICE OF THE 2001 ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 8, 2001

TO THE SHAREHOLDERS OF TARGETED GENETICS CORPORATION:

  We will hold the 2001 Annual Meeting of Shareholders of Targeted Genetics Corporation on May 8, 2001, at 8:00 a.m. local time, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, for the following purposes:

  . to consider a proposal to adopt the Targeted Genetics Corporation 2000 Genovo, Inc. Roll-Over Stock Option Plan;

  . to consider a proposal to amend the Targeted Genetics Corporation 1999 Stock Option Plan to increase the number of shares of common stock issuable under the plan;

  . to elect two Class I directors to Targeted Genetics' board of directors, to hold office until the third annual meeting of shareholders following their election or until their successors are elected and qualified, and one Class II director, to hold office until the 2002 annual meeting of shareholders or until his successor is elected and qualified; and

  . to transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

  These items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 9, 2001 as the record date for the annual meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

  The approval of the holders of shares representing a majority of the shares of our common stock cast, in person or by proxy, at the annual meeting is required to adopt the Genovo, Inc. Roll-Over Stock Option Plan and amend the 1999 Stock Option Plan. The directors elected will be the three candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting.

  You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, however, you should complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing with the Assistant Secretary of Targeted Genetics a written revocation or by attending the annual meeting and voting in person.

                                          By Order of the Board of Directors

                                          /s/ David J. Poston

                                          David J. Poston
                                          Assistant Secretary

Seattle, Washington
April 5, 2001
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                         TARGETED GENETICS CORPORATION

                               ----------------

                                PROXY STATEMENT

  This proxy statement is being furnished to holders of shares of common stock of Targeted Genetics Corporation, a Washington corporation, in connection with the solicitation of proxies by our board of directors for use at our 2001 Annual Meeting of Shareholders and at any adjournments or postponements of the annual meeting. We will hold the annual meeting on May 8, 2001 at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, at 8:00 a.m. local time. The approximate date of mailing this proxy statement and the accompanying proxy is April 12, 2001.

Matters to Be Considered at the Annual Meeting

  At the annual meeting, shareholders of record of Targeted Genetics as of the close of business on March 9, 2001 will consider and vote on:

  . a proposal to adopt the Targeted Genetics Corporation 2000 Genovo, Inc. Roll-Over Stock Option Plan (the "Roll-Over Plan");

  . a proposal to amend the Targeted Genetics Corporation 1999 Stock Option Plan (the "Option Plan") to increase the number of shares of common stock issuable under the plan;

  . the election of two Class I directors to the board, to hold office until the third annual meeting of shareholders following their election or until their successors are elected and qualified, and one Class II director, to hold office until the 2002 annual meeting of shareholders or until his successor is elected and qualified; and

  . such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ROLL-OVER PLAN, "FOR" THE AMENDMENT OF THE OPTION PLAN AND "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

Record Date; Shares Entitled to Vote; Vote Required

  Only our shareholders of record at the close of business on the record date, March 9, 2001, are entitled to notice of and to vote at the annual meeting. We have one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote. As of the record date, 43,757,050 shares of our common stock were issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting.

  The affirmative vote of a majority of the shares cast at the meeting, in person or by proxy, is necessary to adopt the Roll-Over Plan and to amend the Option Plan. Only shares affirmatively voted for approval of adoption of the Roll-Over Plan and for amendment of the Option Plan, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "for" those proposals.

  The directors elected at the annual meeting will be the three candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. Holders of common stock are not entitled to cumulate votes in the election of directors.

  Brokers who hold shares of our common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These nonvoted shares are referred to as "broker nonvotes." If your broker holds your Targeted

Genetics stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Abstentions and broker nonvotes will have no effect on any of the proposals to be considered at the annual meeting because they will not represent votes cast for the purpose of voting for that proposal.

  As of the record date, our directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 7% of the outstanding shares of our common stock. Each of our directors and executive officers plans to vote or direct the vote of all shares of common stock over which he or she has voting control in favor of the election of the nominees for director, in favor of the adoption of the Roll-Over Plan and in favor of the amendment of the Option Plan.

Proxies

  Shares of common stock represented by properly executed proxies that we receive at or before the annual meeting that have not been revoked will be voted at the annual meeting in accordance with the instructions contained in the proxy. Shares of common stock represented by properly executed proxies for which no instruction is given will be voted "for" the election of the nominees for director, "for" the approval of the Roll-Over Plan and "for" the amendment of the Option Plan. To ensure that your shares are voted, please complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope we have provided. You may revoke a proxy by

  . submitting a later-dated proxy for the same shares at any time before the vote on the proposal;

  . delivering written notice of revocation to the Assistant Secretary of Targeted Genetics at any time before the vote; or

  . attending the annual meeting and voting in person. Merely attending the annual meeting will not in and of itself revoke a proxy.

  If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Proxy Solicitation

  The enclosed proxy is solicited on behalf of our board of directors. We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile, in person or otherwise. We will not additionally compensate our directors, officers and employees for this solicitation but will reimburse them for the out-of-pocket expenses that they incur. We will reimburse persons who hold our common stock of record but not beneficially, such as brokerage firms, nominees, fiduciaries and other custodians, for the reasonable expenses they incur in forwarding solicitation materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

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                                  PROPOSAL ONE

         ADOPTION OF THE 2000 GENOVO, INC. ROLL-OVER STOCK OPTION PLAN

Proposed Amendment

  On October 19, 2000, in connection with our acquisition of Genovo, Inc., our board of directors unanimously approved the adoption of the Targeted Genetics Corporation 2000 Genovo, Inc. Roll-Over Stock Option Plan (the "Roll-Over Plan"), subject to approval by our shareholders at the annual meeting. The purpose of the Roll-Over Plan is to give employees of Genovo who continue to be employed after the closing of the acquisition the opportunity to convert their vested Genovo options into vested Targeted Genetics options. The board believes that adopting the Roll-Over Plan is in the best interests of Targeted Genetics and our shareholders, and recommends that you vote "for" the adoption of the Roll-Over Plan.

  The following summary of the Roll-Over Plan and its federal income tax consequences is qualified in its entirety by reference to the complete text of the Roll-Over Plan, which is available to shareholders upon written request to the Assistant Secretary of Targeted Genetics.

Description of the Roll-Over Plan

  Eligibility to Receive Options. Options were granted under the Roll-Over Plan to employees of Genovo who held unexercised Genovo options before the closing of our acquisition of Genovo. All options granted under the Roll-Over Plan replace options that were originally granted by Genovo under the Genovo, Inc. 1998 Stock Option Plan, which was terminated at the closing of the acquisition. We have granted options to 19 individuals under the Roll-Over Plan.

  Shares Subject to the Roll-Over Plan. Subject to adjustment as provided in the Roll-Over Plan, we have granted options to purchase 679,444 shares of Targeted Genetics common stock under the Roll-Over Plan. We do not intend to grant any additional options under the Roll-Over Plan.

  Subject to adjustment as provided in the Roll-Over Plan and to the extent required for compliance with Section 162(m) of the Internal Revenue Code of 1984 (the "Code"), no more than 300,000 shares of our common stock were awarded in the aggregate to any one optionee. Section 162(m) precludes us from taking a tax deduction for compensation payments to certain executives in excess of $1 million, unless those payments qualify for the "performance-based" exemption from the $1 million limitation.

  Administration. The board or a committee appointed by the board and consisting of at least two members of the board will administer the Roll-Over Plan and will have the authority to determine all matters relating to options granted under the Roll-Over Plan, including all terms, conditions, restrictions and limitations of options. The plan administrator also has the exclusive authority to interpret the Roll-Over Plan and may from time to time adopt, or change, rules and regulations of general application for administering the Roll-Over Plan.

  Options. Options granted under the Roll-Over Plan are either incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). The exercise price for all ISOs granted under the Roll-Over Plan is not less than 100% of the fair market value of the Genovo common stock on the date the original Genovo option was granted. The exercise price for all NSOs granted under the Roll-Over Plan is not less than 85% of the fair market value of the Genovo common stock on the original date of grant.

  The plan administrator has broad discretion to determine the terms and conditions under which options are exercisable, but under no circumstances may an option granted under the Roll-Over Plan have a term exceeding the term remaining with respect to the original Genovo option. For ISOs, the maximum term also shall not exceed ten years from the date the option was originally granted by Genovo.

  The exercise price for shares purchased when an optionee exercises options may be paid in cash or by check, or, unless the plan administrator determines otherwise at any time, by a combination of cash, check, shares of our common stock that have been held for at least six months, or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker. The plan administrator may also permit payment by a full-recourse promissory note or other forms of consideration and specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

  With limited exceptions, each option granted under the Roll-Over Plan is 100% vested and exercisable. Unless the plan administrator determines otherwise, if an optionee ceases to provide services to us or one of our subsidiaries, options generally will be exercisable for one year after termination of services as a result of retirement, disability or death and for three months after all other terminations, but in no event later than the remaining term of the option. An option will terminate automatically if the optionee's services are terminated for "cause," as that term is defined in the Roll-Over Plan.

  Transferability. Unless the plan administrator determines otherwise in its sole discretion, and except to the extent permitted by Section 422 of the Code, no option is assignable or otherwise transferable by the optionee other than by will or the laws of descent and distribution and, during the optionee's lifetime, the option may be exercised only by the optionee.

  Change in Control. In the event of a "change in control," unless an option agreement provides otherwise, options issued under the Roll-Over Plan will terminate immediately following the change in control unless they are assumed by the successor corporation. A "change in control" is defined in the Roll-Over Plan to include specified changes in the composition of our board, certain significant acquisitions of outstanding shares of our common stock or approval by our shareholders of (a) a complete liquidation or dissolution of Targeted Genetics, (b) specified mergers or other reorganizations involving significant changes in ownership of Targeted Genetics or (c) specified sales or other dispositions of all or substantially all of our assets.

  Further Adjustment of Options. If we split or consolidate our shares or make any other similar capital adjustment of our common stock, we will proportionately adjust the number and kind of shares subject to the Roll-Over Plan, the outstanding options under the Roll-Over Plan and the option exercise prices.

  Withholding. We may require an optionee to pay any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any option. The withholding tax may be paid in cash or, subject to applicable law, the plan administrator may permit the optionee to satisfy such obligations by the withholding or delivery of shares of our common stock.

  Amendment and Termination. The Roll-Over Plan may be amended or terminated at any time by our board of directors. To the extent required by Section 422 of the Code or any applicable law or regulation, however, any amendment that would increase the number of shares issuable under the Roll-Over Plan, modify the class of persons eligible to receive options or otherwise require shareholder approval must be approved by our shareholders.

Federal Income Tax Consequences

  The following paragraphs briefly describe the federal income tax consequences of the Roll-Over Plan to the optionee and to Targeted Genetics, based on current provisions of the Code. This summary does not address all possible tax aspects of transactions that may arise under the Roll-Over Plan, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes that could be applied retroactively, and circumstances peculiar to certain individuals may change the usual income tax results.

  Option Grants. Under present law and regulations, the optionee will not recognize income when the option is granted.

  Exercise of NSOs. When exercising an NSO, the optionee will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When the optionee sells the shares, he or she will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the optionee receives from the sale and the tax basis of the shares sold. If the optionee pays the option exercise price entirely in cash, the tax basis of the

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shares will be equal to their fair market value on the exercise date (but not less than the option exercise price), and the shares' holding period will begin on the day after the exercise date.

  If the optionee uses already-owned shares of Targeted Genetics common stock to pay the option exercise price, in whole or in part, the Internal Revenue Service ("IRS") will not treat the sale as a taxable disposition of the already-owned shares, except under certain circumstances relating to already-owned shares received upon the exercise of ISOs, as described below. The optionee may carry over his or her tax basis and holding period for the already-owned shares to the equivalent number of shares he or she receives upon exercise. The tax basis of the additional shares the optionee receives upon exercise will be their fair market value on the exercise date (but not less than the amount of cash, if any, used to pay for the shares), and the holding period for the additional shares will begin on the day after the exercise date.

  The NSO tax consequences described above also apply to an ISO that the optionee exercises more than three months after his or her termination of employment with Targeted Genetics or one of our subsidiaries (or more than 12 months after termination in the case of permanent and total disability, as defined in the Code).

  Exercise of ISOs. If the optionee exercises an ISO while he or she is employed with Targeted Genetics or our subsidiaries or within three months after his or her employment ends (12 months in the case of permanent and total disability), the optionee will recognize no income at the time of exercise (although he or she will have income for alternative minimum income tax purposes at that time, as if the option were an NSO). If the optionee sells or exchanges the shares after the later of (a) one year from the date the optionee exercised the option and (b) two years from the grant date of the option (which, for this purpose, would be the grant date of the original Genovo option), the transaction will be taxed as a long-term capital gain or loss on the difference between the amount the optionee received in the sale or exchange and the option exercise price. If the optionee disposes of the shares before these holding period requirements are satisfied (a "Disqualifying Disposition"), then the optionee will recognize taxable ordinary income in the year of disposition equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or generally, if less, the excess of the amount realized on the sale of the shares over the option exercise price), and the optionee will have capital gain or loss (long-term or short-term, as the case may be) equal to the difference between (i) the amount the optionee received when he or she sold the shares and
(ii) the option exercise price increased by the amount of ordinary income, if any, the optionee recognized.

  We cannot be sure of the tax consequences of exercising an ISO by delivering already-owned shares of common stock. In proposed regulations, the IRS has taken the position that (a) except as described below, the optionee will recognize no income at the time of a stock-for-stock exercise, (b) to the extent the optionee acquires an equivalent number of shares, the optionee's basis in the shares he or she acquires upon exercise is equal to his or her basis in the surrendered shares increased by any compensation income he or she recognized, (c) the optionee's basis in any additional shares acquired upon such exercise is zero, and (d) it will view a Disqualifying Disposition of the acquired shares within the one- or two-year period described above first as a Disqualifying Disposition of the shares with the lowest basis. Furthermore, if the optionee exercises an ISO by tendering already-owned shares for which the ISO holding period described above has not been satisfied at the time of exercise, the IRS will treat the transaction as a Disqualifying Disposition. The optionee will recognize compensation income and will be subject to other basis allocation and holding period requirements if the optionee makes a Disqualifying Disposition.

  Tax Consequences to Targeted Genetics. In the foregoing cases, we will be entitled to a deduction in the same amount as the optionee recognizes in ordinary income, subject to limitations on deductions for compensation contained in the Code.

Additional Information Regarding the Roll-Over Plan

  The SEC's proxy rules require us to provide information regarding future participation in plans subject to shareholder action. There will be no grants under the Roll-Over Plan in 2001.

                                  PROPOSAL TWO

                    AMENDMENT OF THE 1999 STOCK OPTION PLAN

Proposed Amendment

  On January 23, 2001, the board unanimously approved an amendment to the Targeted Genetics Corporation 1999 Stock Option Plan (the "Option Plan"), subject to approval by our shareholders at the annual meeting, that increases the number of shares of common stock issuable under the Option Plan by 2,000,000 shares, from 1,500,000 to 3,500,000 shares. The board recommends that you vote "for" the amendment of the Option Plan.

  The board believes that the amendment to the Option Plan is necessary to provide sufficient stock options to attract and retain the services of experienced and knowledgeable employees in a competitive biotechnology industry. In the two years since the Option Plan was originally approved, our employee base has grown from approximately 64 to 132. This increase in the number of shares issuable under the Option Plan is necessary given our growth and should afford us the ability to continue to provide our employees with stock option incentives at levels the board determines to be appropriate. The board believes that the amendment to the Option Plan will allow us to better retain our current employees as well as attract new ones.

  As of March 1, 2001, we had issued options to purchase 4,508,108 shares of common stock from three stock option plans, the Option Plan and two discontinued plans. As of March 1, 2001 options to purchase 895,846 shares had been exercised, options to purchase 3,455,577 shares were outstanding, with a weighted average exercise price of $4.06 per share, and options to purchase 156,685 shares remained available for future grant under the Option Plan.

  The principal features of the Option Plan are described below. We will furnish a copy of the amended Option Plan to any shareholder upon written request to the Assistant Secretary of Targeted Genetics.

Description of the Option Plan

  Eligibility to Receive Options. Options may be granted under the Option Plan to those employees, directors and officers of Targeted Genetics and our subsidiaries that the plan administrator from time to time selects. Options may also be issued to consultants, agents, advisors and independent contractors who provide services to us or our subsidiaries. Approximately 139 individuals are currently eligible to participate in the Option Plan.

  Shares Subject to the Option Plan. Subject to adjustment as provided in the Option Plan, if the amendment is approved a maximum of 3,500,000 shares of our common stock will be available for issuance under the Option Plan. Shares issued under the Option Plan will be drawn from authorized but unissued shares or shares that we now hold or subsequently acquire.

  Subject to adjustment as provided in the Option Plan and to the extent required for compliance with Section 162(m) of the Code, no more than 200,000 shares of our common stock may be awarded in the aggregate to any one optionee in a single fiscal year. Section 162(m) precludes us from taking a tax deduction for compensation payments to certain executives in excess of $1 million, unless those payments qualify for the "performance-based" exemption from the $1 million limitation.

  Any shares of our common stock that subsequently cease to be subject to an option granted under the Option Plan (other than because of exercise of the option) will again be available for issuance in connection with future grants of options under the Option Plan.

  Administration. The board or a committee appointed by the board and consisting of at least two members of the board will administer the Option Plan. The plan administrator will have the authority to determine all matters relating to options under the Option Plan, including the persons to whom options are granted, the type of options, the number of shares of common stock subject to an option and all terms, conditions, restrictions and limitations of options. The plan administrator also has the exclusive authority to interpret the Option Plan and may from time to time adopt, or change, rules and regulations of general application for administering the Option Plan.

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

  Options. Options granted under the Option Plan may be either ISOs or NSOs. The exercise price for all ISOs granted under the Option Plan will not be less than 100% of the fair market value of our common stock on the date of grant. The exercise price for all NSOs granted under the Option Plan will not be less than 85% of the fair market value of our common stock on the date of grant. "Fair market value," for purposes of the Option Plan, means the closing price for our common stock on the date of grant, as reported by the Nasdaq National Market. On March 1, 2001, the closing price for our common stock was $4.09 per share.

  The plan administrator has broad discretion to determine the terms and conditions under which options are exercisable, but under no circumstances may an option have a term exceeding ten years from the date it is granted.

  The exercise price may be paid in cash or by check, or, unless the plan administrator determines otherwise at any time, by a combination of cash, check, shares of our common stock that have been held for at least six months, or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker. The plan administrator may also permit payment by a full-recourse promissory note or other forms of consideration and specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

  Each option will be exercisable according to a vesting schedule determined by the plan administrator. If no vesting schedule is contained in the instrument evidencing the option, the option will become exercisable over four years, in 16 equal quarterly installments beginning three months after the date of grant. The plan administrator will also determine the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to us or one of our subsidiaries. If these circumstances are not established, options generally will be exercisable for one year after termination of services as a result of retirement, disability or death and for three months after all other terminations, but in no event later than the remaining term of the option. An option will terminate automatically if the optionee's services are terminated for "cause," as that term is defined in the Option Plan.

  Transferability. Unless the plan administrator determines otherwise in its sole discretion, and except to the extent permitted by Section 422 of the Code, no option will be assignable or otherwise transferable by the optionee other than by will or the laws of descent and distribution and, during the optionee's lifetime, the option may be exercised only by the optionee.

  Change in Control. In the event of a "change in control," as that term is defined in the Option Plan, unless the option agreement provides otherwise, each option that is outstanding at that time shall automatically accelerate so that the option becomes 100% vested immediately before the effective date for the change in control, except that the acceleration will not occur if, in the opinion of our accountants, it would render unavailable "pooling of interest" accounting for a change in control that would otherwise qualify for that accounting treatment. In addition, the option will not accelerate if and to the extent that the option is either (a) to be assumed by the successor corporation or its parent or replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or (b) to be replaced with a cash incentive program of the successor corporation that preserves the spread between the fair market value and the exercise price existing at the time of the change in control and provides for subsequent payout according to the same vesting schedule applicable to the option. The determination of comparability under clause (a) above will be made by the plan administrator, whose determination will be conclusive and binding. All options will terminate and cease to remain outstanding immediately following the consummation of the change in control, except to the extent they are assumed by the successor corporation. Any options that are assumed or replaced in the change in control and do not otherwise accelerate at that time will be accelerated in the event the optionee's employment or services with the successor corporation subsequently terminates within two years following the change in control, unless his or her employment or services are terminated by the successor corporation for "cause" or by the optionee voluntarily without "good reason" (as those terms are defined in the Option Plan). A "change in control" is defined in the Option Plan to include specified changes in the composition of our board of directors, significant acquisitions of outstanding shares of our common stock, or approval by our shareholders of (i) a complete liquidation or dissolution of Targeted Genetics,
(ii) mergers or other reorganizations involving significant changes in ownership, or (iii) sales or other dispositions of all or substantially all of our assets.

  Further Adjustment of Options. If we split or consolidate our shares or make any other similar capital adjustment of our common stock, we will proportionately adjust the number and kind of shares subject to the Option Plan, any outstanding options under the Option Plan and the option exercise prices.

  Withholding. We may require an optionee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any option. The withholding tax may be paid in cash or, subject to applicable law, the plan administrator may permit the optionee to satisfy such obligations by the withholding or delivery of shares of our common stock.

  Amendment and Termination. The Option Plan may be amended or terminated at any time by our board of directors. To the extent required by Section 422 of the Code or any applicable law or regulation, however, any amendment that would increase the number of shares available under the Option Plan, modify the class of persons eligible to receive options or otherwise require shareholder approval must be approved by our shareholders.

Federal Income Tax Consequences

  Except as described below, the summary of the federal income tax consequences of the Option Plan to the optionee and Targeted Genetics, based on current provisions of the Code, is substantially identical to the summary of the federal income tax consequences of the Roll-Over Plan, which begins on page 4 of this proxy statement. The summary does not address all possible tax aspects of transactions that may arise under the Option Plan, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes that could be applied retroactively, and circumstances peculiar to certain individuals may change the usual income tax results.

  Exercise of ISOs. The one- and two-year holding periods required to avoid a Disqualifying Disposition commence on the actual date Targeted Genetics grants the option.

Additional Information Regarding the Option Plan

  The SEC's proxy rules require us to provide information regarding future participation in plans subject to shareholder action. Because awards under the Option Plan are discretionary, the size and recipients of grants to be made under the Option Plan in 2001 are not currently determinable. The following chart therefore lists, for purposes of comparison, the options granted in 2000 under the Option Plan:

                              OPTION PLAN BENEFITS

   Name and Position                           Dollar Value Number of Shares
   -----------------                           ------------ ----------------
   H. Stewart Parker..........................  $  331,152       38,686
     President and Chief Executive Officer

   Barrie J. Carter...........................     184,947       21,606
     Executive Vice President and Director of
     Research and Development

   James A. Johnson...........................     180,445       21,080
     Senior Vice President, Finance
     and Administration, Chief Financial
     Officer, Treasurer and Secretary

   Executive officers, as a group.............     696,544       81,372

   Directors who are not executive officers,
    as a group................................     765,550       85,000

   Employees who are not executive officers,
    as a group................................   5,435,592      527,900

                                 PROPOSAL THREE

                             ELECTION OF DIRECTORS

  Our bylaws provide that our board of directors shall be composed of not less than one nor more than nine directors. At present, we have eight directors, each of whom is placed into one of three classes such that, to the extent possible, there is an equal number of directors in each class. Every director subsequently elected to the board generally holds office for a three-year term and until his or her successor is elected and qualified. However, if a director resigns from the board before his or her term expires, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially must be elected to a shorter term.

  At the annual meeting, two Class I directors are to be elected, each to hold office for a three-year term or until his successor is elected and qualified, and one Class II director is to be elected, to hold office until the 2002 annual meeting of shareholders or until his successor is elected and qualified. Jack L. Bowman and Jeremy L. Curnock Cook have been nominated for election to the board as Class I directors and Joseph M. Davie has been nominated for election to the board as a Class II director. We intend to cast votes in accordance with the accompanying proxy for the election of these nominees unless we receive contrary instructions. If any nominee should become unavailable for any reason, we intend to cast votes for a substitute nominee designated by the board. The board of directors has no reason to believe that any of the nominees named will be unable to serve if elected.

Nominees Terms Will Expire in 2004

  Jack L. Bowman (age 68) has served as a director of Targeted Genetics since March 1997. From 1987 until his retirement in January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, with primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, he held various positions at American Cyanamid Company, a pharmaceutical company, most recently as executive vice president. Mr. Bowman served as a member of the board of trustees of The Johns Hopkins University and currently serves on the board of directors of Cell Therapeutics, Inc., Celgene Corporation, Cellegy Pharmaceuticals, Inc., NeoRx Corporation and Osiris Therapeutics Inc.

  Jeremy L. Curnock Cook (age 52) has served as a director of Targeted Genetics since July 1995 and chairman of the board since February 1998. Mr. Curnock Cook founded the International Biochemicals Group in 1975, which was sold to Royal Dutch Shell in 1985, serving as managing director until 1987. From 1987 until 2000, he was a director of Rothschild Asset Management Limited and was responsible for the Rothschild Bioscience Unit. He currently serves as chairman of the board of International Bioscience Managers Ltd. and serves on the board of directors of Cell Therapeutics, Inc., Creative BioMolecules Inc. and Ribozyme Pharmaceuticals Inc., as well as several public and privately held companies outside the United States. Mr. Curnock Cook received his M.A. in Natural Sciences from Trinity College, Dublin.

  Joseph M. Davie (age 61) has served as a director of Targeted Genetics since October 2000. Dr. Davie was employed by Biogen, Inc., a biopharmaceutical company, from 1993 to 2000, most recently serving as senior vice president, research. From 1987 to 1993, Dr. Davie held several positions at G.D. Searle & Co., including president of research and development and senior vice president of science and technology. He has been an adjunct professor of microbiology and immunology at Washington University School of Medicine in St. Louis since 1987 and an adjunct professor of microbiology and immunology at Northwestern University School of Medicine in Chicago since 1998. He previously served as director of graduate studies in experimental pathology and as a professor and head of the department of microbiology and immunology at Washington University School of Medicine. Dr. Davie received his A.B., M.A. and Ph.D. in bacteriology from Indiana University and his M.D. from Washington University School of Medicine.

Continuing Directors--Terms Expire 2002

  James D. Grant (age 68) has served as a director of Targeted Genetics since February 1993. Mr. Grant served as chief executive officer of T Cell Sciences, Inc., a biotechnology company, from 1986 to 1992 and as chairman of the board from 1986 until his retirement in 1997. He was vice president of CPC International, Inc., a multinational food and industrial products company, from 1972 to 1986. He served as deputy commissioner of the Food and Drug Administration from 1969 to 1972 and was vice chairman of the advisory committee of the FDA from 1990 to 1991. Mr. Grant currently serves on the board of directors of Blue Planet Biotech Fund, a U.K.-based unit trust, and Zynergy Group Limited, a U.K-based medical device company, and previously served on the boards of several biotechnology companies.

  Louis P. Lacasse (age 44) has served as a director of Targeted Genetics since May 1998. Mr. Lacasse has served as president of GeneChem Management, Inc., the manager of GeneChem Technologies Venture Fund L.P., a venture capital fund, since May 1997. He served as vice president (Healthcare and Biotechnology) of SOFINOV, an investment subsidiary of Caisse de depot et placement du Quebec, from July 1987 to May 1997. Mr. Lacasse currently serves on the board of directors of several privately held biotechnology companies, and previously served as a director of several private and public companies, including Biochem Pharma Inc.

Continuing Directors--Terms Expire 2003

  Nelson L. Levy (age 59) has been a director of Targeted Genetics since May 1999. Since 1993, Dr. Levy has served as chairman of the board and chief executive officer of the CoreTechs Corporation, a private firm that focuses on the development and marketing of early-stage technologies. He was the president of Fujisawa Pharmaceutical Company, the U.S. subsidiary of Japan's third-largest pharmaceutical company, from 1992 to 1993, as chief executive officer of CoreTechs Corporation from 1984 to 1992 and as vice president for pharmaceutical research at Abbott Laboratories from 1981 to 1984, Dr. Levy was a tenured professor of microbiology and immunology at Duke University. He currently serves on the board of directors of several privately held companies and on the scientific advisory boards of several public and privately held biotechnology and pharmaceutical companies. Dr. Levy received his B.A. from Yale University, his M.D. from Columbia University and his Ph.D. from Duke University.

  H. Stewart Parker (age 45) managed the formation of Targeted Genetics as a wholly owned subsidiary of Immunex Corporation and has served as president, chief executive officer and a director of Targeted Genetics since our inception in 1989. She served in various capacities at Immunex from August 1981 through December 1991, most recently as vice president, corporate development. Ms. Parker also served as president and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products, from February 1991 to January 1993. Ms. Parker currently serves as chairman of the board of CellExSys, Inc., our majority-owned subsidiary, serves on the board of directors and the executive committee of BIO, the primary trade organization for the biotechnology industry, and serves on the board of directors of several privately held companies. She received her B.A. and M.B.A. from the University of Washington.

  Mark P. Richmond (age 70) has been a director of Targeted Genetics since July 1996. He is a business consultant and a research fellow of the School of Public Policy, University College London. From January 1993 until his retirement in February 1996, Dr. Richmond served as director of research at Glaxo Wellcome plc (previously Glaxo plc), a pharmaceutical company. From October 1990 to December 1993, he served as chairman of the Science and Engineering Research Council in London. Dr. Richmond currently serves on the board of directors of Genentech, Inc., OSI Pharmaceuticals and several privately held biotechnology companies. He received his Ph.D. and D.Sc. from Cambridge University, England.

Director Compensation

  Directors who are employees of Targeted Genetics do not receive any fees for their services as directors. We pay directors who are not employees of Targeted Genetics meeting attendance fees of $1,000 for each board meeting attended in person, $500 for each telephonic board meeting and $500 for each committee meeting held separately from a board meeting, whether in-person or telephonic. We also grant our nonemployee directors stock options under the nonemployee director stock option grant program in our 1999 Stock Option Plan and reimburse them for travel expenses that they incur in attending meetings.

Committees of the Board of Directors and Meetings

  We have established standing committees of our board of directors, including audit, compensation and nominating committees. Each of these committees is responsible to the full board of directors, and its activities are therefore subject to approval of the board. The functions performed by these committees can be summarized as follows.

  Audit Committee. The audit committee oversees our corporate accounting and reporting practices, internal accounting controls, audit plans and results, investment policies and financial reports to ensure that our assets are appropriately safeguarded and to ensure the quality and integrity of our financial records. In addition, the audit committee recommends to the board the independent auditors to be retained by Targeted Genetics. The members of this committee are Jeremy L. Curnock Cook, Louis P. Lacasse and Nelson L. Levy, each of whom is independent of management as defined by Rule 4200(a)(14) of the NASD Marketplace Rules. The audit committee met four times during 2000, of which two meetings were held telephonically. The report of the audit committee is set forth below.

  Compensation Committee. The compensation committee establishes salaries, incentives and other forms of compensation for our directors and executive officers. This committee also administers our various incentive compensation and benefit plans, including stock option plans, and recommends the establishment of policies relating to our incentive compensation and benefit plans. The members of this committee are Jack L. Bowman, James D. Grant and Mark P. Richmond. This committee met once during 2000. The report of the compensation committee is set forth below.

  Nominating Committee. The nominating committee makes recommendations to the board concerning the desired qualifications of prospective candidates to fill vacancies on the board. The members of this committee are H. Stewart Parker and James D. Grant. This committee did not meet during 2000. Joseph M. Davie was appointed to the board in connection with our September 2000 acquisition of Genovo. The nominating committee also considers any shareholder recommendations for director-nominees that are submitted in accordance with the procedures established in our bylaws. Any shareholder wishing to submit a nomination for consideration at an annual meeting must provide notice of the nomination to the Secretary of Targeted Genetics no fewer than 60 days and no more than 90 days before the date of that annual meeting.

  During 2000, there were seven meetings of our board of directors, three of which were held by telephone. Each of our directors was in attendance at 75% or more of the total number of board meetings held during that director's service on the board. Each of our directors was in attendance at all of the committee meetings held during the director's service on the applicable committee.

Executive Officers

  The following table lists the executive officers of Targeted Genetics, who will serve in the capacities noted until their successors are duly appointed and qualified.

   Name                      Age                       Position
   ----                      ---                       --------
   H. Stewart Parker.......   45 President, Chief Executive Officer and Director

   Barrie J. Carter, Ph.D..   56 Executive Vice President and Chief Scientific Officer

  H. Stewart Parker's biography is contained in the section of this proxy statement entitled "Continuing Directors--Terms Expire 2003."

  Barrie J. Carter has been an executive vice president of Targeted Genetics since August 1992. He was appointed chief scientific officer in January 2001 and served as director of research and development from August 1992 until December 2000. Before joining Targeted Genetics he was employed for 22 years by the National Institutes of Health and served as chief of the laboratory of molecular and cellular biology in the

National Institute for Diabetes and Digestive and Kidney Diseases from 1982 to 1992. From 1995 to 2000, he was an affiliate professor of medicine at the University of Washington Medical School. Dr. Carter received his B.Sc. (Honors) from the University of Otago, Dunedin, New Zealand and his Ph.D. in biochemistry from the University of Otago Medical School. He then spent a period of postdoctoral training at the Imperial Cancer Research Fund Laboratories in London before joining the NIH. His long-term research interests are in the molecular biology of viruses, development of AAV vectors and gene therapy. Dr. Carter serves on the editorial boards of Human Gene Therapy, as a section editor of Current Opinion in Molecular Therapeutics and as an associate editor of Virology. He also serves as a member of the advisory committee to the director of the NIH and as a director of the American Society for Gene Therapy.

                             EXECUTIVE COMPENSATION

Compensation Summary

  The following table lists all compensation earned during 2000, 1999 and 1998 by our chief executive officer and our other executive officers whose salary and bonus exceeded $100,000 for 2000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                   Long-Term
                                                     Annual       Compensation
                                                  Compensation       Awards
                                                ----------------- ------------
                                                                   Securities
                                                                   Underlying   All Other
Name and Principal Position                Year  Salary   Bonus     Options    Compensation
---------------------------                ---- -------- -------- ------------ ------------
H. Stewart Parker......................... 2000 $278,250 $203,123    38,686       $2,841(1)
  President and Chief Executive Officer    1999  265,000  104,675   133,079        2,716
                                           1998  229,000   57,250    95,875          593

Barrie J. Carter, Ph.D(2)................. 2000  194,250  102,953    21,606        3,177(3)
  Executive Vice President and Director of 1999  185,000   58,460    67,411        3,052
  Research and Development                 1998  174,000   34,800    59,300        1,365

James A. Johnson(4)....................... 2000  189,525  100,448    21,080        2,841(5)
  Senior Vice President, Finance and       1999  180,500   57,038    61,600        2,716
  Administration, Chief Financial Officer, 1998  159,000   23,850    54,152          640
  Treasurer and Secretary

--------
(1) All Other Compensation consists of matching contributions to a 401(k) savings plan of $2,625 in 2000, $2,500 in 1999 and $185 in 1998 and excess life insurance premiums of $216 in 2000, $216 in 1999 and $408 in 1998.

(2) Dr. Carter was named executive vice president and chief scientific officer in January 2001.

(3) All Other Compensation consists of matching contributions to a 401(k) savings plan of $2,625 in 2000, $2,500 in 1999 and $213 in 1998 and excess life insurance premiums of $552 in 2000, $552 in 1999 and $1,152 in 1998.

(4) Mr. Johnson terminated his employment with Targeted Genetics on January 31, 2001.

(5) All Other Compensation consists of matching contributions to a 401(k) savings plan of $2,625 in 2000, $2,500 in 1999 and $232 in 1998 and excess life insurance premiums of $216 in 2000, $216 in 1999 and $408 in 1998.

Option Grants in 2000

  The following table provides information regarding options granted to the Named Executive Officers during 2000.

                                   Option Grants in Last Fiscal Year

                                                                                  Potential
                                          Individual Grants                   Realizable Value
                         ---------------------------------------------------- at Assumed Annual
                                            Percent of                         Rates of Stock
                                           Total Options                            Price
                             Number of      Granted to                        Appreciation for
                         Shares Underlying Employees in  Exercise              Option Term(3)
                              Options       Last Fiscal    Price   Expiration -----------------
Name                        Granted(1)        Year(2)    ($/Share)    Date     5%($)    10%($)
----                     ----------------- ------------- --------- ---------- -------- --------
H. Stewart Parker.........     38,686           5.6%       $8.56   1/20/2010  $208,260 $527,771
Barrie J. Carter, Ph.D. ..     21,606           3.1         8.56   1/20/2010   116,312  294,758
James A. Johnson..........     21,080           3.0         8.56   1/20/2010   113,481  287,583

--------
(1) Options are granted at the fair market value on the date of grant and vest over four years, with 6.25% of each grant becoming exercisable quarterly, beginning three months after the date of grant. Specified changes in control of Targeted Genetics can trigger accelerated vesting of stock options and rights to related payments.

(2) We granted options to purchase 694,272 shares of common stock to our employees during 2000.

(3) The dollar amounts under these columns are calculated based on assumed rates of appreciation of 5% and 10% and are not intended to forecast future appreciation. The Named Executive Officers will realize no value if our stock price does not exceed the exercise price of the options.

Option Exercises in 2000 and 2000 Option Values

  The following table provides information regarding options exercised in 2000 by the named executive officers and unexercised options held as of December 31, 2000.

           Option Exercises in 2000 and Fiscal Year-End Option Values

                                                     Total Number of Securities          Value of Unexercised
                                                       Underlying Unexercised           In-the-Money Options at
                                                    Options at Fiscal Year-End(#)       Fiscal Year-End ($)(1)
                           Shares Acquired  Value   --------------------------------   -------------------------
Name                         on Exercise   Realized  Exercisable      Unexercisable    Exercisable Unexercisable
----                       --------------- -------- --------------   ---------------   ----------- -------------
H. Stewart Parker.........          0      $     0         297,294          194,997      $996,625     $664,326
Barrie J. Carter, Ph.D. ..          0            0         165,784          110,708       461,178      374,289
James A. Johnson..........      8,000       77,000         167,608          102,257       528,610      341,970

--------
(1) The value of unexercised options is calculated based on the closing share price of our common stock on the Nasdaq National Market on December 29, 2000, which was $6.6875 per share.

Change in Control Arrangements

  Senior Management Employment Agreements. In October 1996, we entered into Senior Management Employment Agreements with each of Ms. Parker and Dr. Carter. Mr. Johnson's Employment Agreement terminated on January 31, 2001, when he terminated his employment with Targeted Genetics. These agreements provide that upon a "change in control" (as that term is defined in the agreements), each of these executives will be entitled to receive an annual base salary that is not less than his or her salary in effect before the change in control and an annual bonus at least equal to the average of his or her annual bonuses for the three prior years. In addition, each of these executives will be entitled to insurance coverage and other employee benefits no less favorable than our benefits in effect before the change in control. If during the two-year period after a change in control we terminate the employment of any of these executives for any reason other than death, disability or "cause" or the executive terminates his or her employment for "good reason" (as these terms are defined in the agreements), the terminated executive will be entitled to specified additional benefits, including a lump-sum payment equal to one and one-half (or, in the case of Ms. Parker, two times) of the sum of (1) that executive's annual salary before the change in control (or on the date of termination, if the executive's salary is higher on that date) and (2) a percentage of that salary equal to the executive's percentage bonus for the year before the change in control. If no such bonus was paid or if the bonus cannot be determined, the applicable percentage will be 10%. In addition, the terminated executive will be entitled to be paid an amount sufficient to compensate the executive for any excise tax, including interest and penalties, imposed under Section 4999 of the Internal Revenue Code and will be entitled to continuation of life insurance, disability, health, dental and other similar employee benefits for one year after termination. The Senior
Management Employment Agreements may be terminated with 30 days' prior written notice, but we will remain liable for any obligations arising before the termination.

  Option Plans. Our Restated 1992 Stock Option Plan, which has been suspended, our 1999 Stock Option Plan and our 2000 Genovo, Inc. Roll-Over Stock Option Plan each contain provisions that could result in the accelerated vesting of options granted under those plans in the event of a "change in control," as that term is defined in each of the option plans.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the compensation committee of our board of directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either act.

  The compensation committee of our board of directors currently consists of Jack L. Bowman, James D. Grant and Mark P. Richmond, all of whom are nonemployee directors. The compensation committee is responsible for our executive compensation program and for administering our option plans. On an annual basis, the compensation committee evaluates the performance and compensation of our executive officers.

  Our executive compensation philosophy is to pay competitively to attract qualified executive personnel capable of leading Targeted Genetics to achieving our business objectives, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives' financial interests with those of our shareholders.

  Our executive compensation program includes the following components:

  . competitive base salaries that target base salaries paid by other biotechnology companies of comparable size and mission with which we compete for qualified executives, taking into account incumbent qualifications, behaviors and performance;

  . annual bonuses that are structured to encourage executives to focus on achieving important short-term corporate objectives; and

  . long-term incentives in the form of stock option grants, which provide financial rewards on the same basis as those realized by our shareholders.

  Base Salaries and Bonuses. In late 2000, we engaged the services of a benefits consulting firm to review our management compensation structure and programs. This consulting firm interviewed our executives and board members to gather their perspectives on company compensation, reviewed background information on Targeted Genetics, including our financial statements and compensation, reviewed and analyzed competitive practices and analyzed information from proxy statements of selected comparable organizations. In the course of their review, the consultants reviewed:

  . Radford Associates' 2000 Biotechnology Compensation Survey Report, a published survey of salaries paid by 171 companies within the biotechnology industry, in this case using an average of data from two subsets, for companies with 50 to 149 employees and with 150 to 499 employees;

  . Top Five Data Services' 2000 Report on Executive Compensation in the
    Biopharmaceutical Industry, a survey of 398 publicly traded companies engaged in researching, developing, manufacturing or distributing drugs, therapies or diagnostic products; and

  . the salary levels of executives at the following publicly traded "peer group" companies: Ariad Pharmaceuticals, Inc., Avigen, Inc., Cell Genesys, Inc., Collateral Therapeutics, Inc., Onyx Pharmaceuticals, Inc., Ribozyme Pharmaceuticals, Inc., Transkaryotic Therapies Inc., Valentis, Inc. and Vical Incorporated.

On January 22, 2001, the compensation committee met with the consultants to review their recommendations and to consider the compensation levels of our executive officers.

  After reviewing and analyzing the consulting firm's report and reviewing management's 2000 performance and achievement of goals important to Targeted Genetics, the compensation committee recommended that Ms. Parker's base salary be increased by 26%, to $350,000 (or 106% of the average market base salary), and that Dr. Carter's base salary be increased by 20%, to $233,000 (or 109% of the average market base salary).

  Short-term incentive bonuses. The compensation committee discussed the performance of our executive officers with respect to our corporate objectives that were set in early 2000. The primary objectives covered completion of transactions to strengthen Targeted Genetics financially and strategically; progress in the development of tgAAV-CF according to plan; development of product pipeline opportunities; and conservation of cash reserves. The first objective, related to strategic and financial transactions, was weighted significantly more than the other three objectives. Performance relative to these objectives was the basis for payout of the executive officers' target bonus. In addition, the target bonus could be increased by up to 100%, at the discretion of the board. The committee concluded that the executive officers had performed extremely well in 2000 and that all of the identified corporate objectives had been substantially achieved. Therefore, the committee recommended that bonuses for the year 2000 be paid to our executive officers at 180% of the target amounts, which are 35% of the 2000 base salary for Ms. Parker, 25% for Dr. Carter and 25% for James A. Johnson, who left Targeted Genetics in January 2001.

  In addition, at mid-year 2000, the compensation committee revisited the target bonuses for 1999 cash inflows, in accordance with the compensation plan established for 1999. The committee concluded that the cash inflows goals set for 1999-2000 had been reached and awarded the remaining 21% of the 1999 target bonuses to Ms. Parker, Dr. Carter and Mr. Johnson.

  Stock Option Grants. We grant stock options to provide a long-term incentive opportunity that is directly linked to an increase in shareholder value. Options generally have been granted with an exercise price equal to the market value of our common stock on the date of the grant, have a term of ten years and become exercisable over a four-year period in 16 equal installments beginning three months after the date of grant. To encourage stock retention, we grant all options as ISOs to the maximum extent possible under the Code.

  In past years, the compensation committee has used a formula to establish the number of stock option grants to be awarded annually to our executives, as follows: the number of shares on which options are to be awarded equals the executive's base salary (multiplied by 125% in the case of Ms. Parker), adjusted upward or downward depending on company performance, divided by the closing price of our common stock on the award date or an average of the closing prices of our stock over the 20-day period ending on the award date. For 2000, the formula was adjusted to account for the consulting firm data, to a "range of shares" approach that determines potential award values based on current competitive grant guidelines. These share guidelines will stay in place for three years and then be revised based on then-current competitive data. The resulting share amounts awarded in January 2001 were an option to purchase 160,000 shares granted to Ms. Parker and an option to purchase 63,000 shares granted to Dr. Carter.
Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and any other of its four most highly compensated executive officers. Compensation that qualifies as "performance-based," however, is excluded from the $1 million limit. The compensation committee does not presently expect total cash compensation payable as salaries to our Named Executive Officers to exceed the $1 million limit for any individual executive. In addition, our stock option plans are designed to qualify as performance-based compensation that is fully deductible by us for income tax purposes. The compensation committee will continue to monitor the compensation levels potentially payable under our other compensation programs but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and the best interests of Targeted Genetics.

  On January 23, 2001, the compensation committee met with the full board of directors to discuss the committee's recommendations. These recommendations were accepted and approved by the board of directors.

                                          Compensation Committee

                                          Jack L. Bowman
                                          James D. Grant
                                          Mark P. Richmond

                             AUDIT COMMITTEE REPORT

  Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the audit committee of our board of directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either act.

  The audit committee of our board of directors is composed of three independent directors and operates under a written charter adopted by the board (attached as Appendix A). The members of the audit committee are Louis P. Lacasse (chairman), Jeremy L. Curnock Cook and Nelson L. Levy.

  Our management is responsible for our internal controls and the financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on its audit. The audit committee's responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent auditors.

  In 2000, the audit committee met and held discussions with management and the independent auditors. In addition, the members of the audit committee individually reviewed our consolidated financial statements before we filed them with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

  Our independent auditors also provided to the audit committee the written disclosures required by the Independence Standards Board's Standard No. 1, Independence Discussions with Audit Committees, and discussed with the audit committee Ernst & Young's independence.

  Based on the audit committee's discussion with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the SEC.

                                          Louis P. Lacasse (chairman)
                                          Jeremy L. Curnock Cook
                                          Nelson L. Levy

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total shareholder return for Targeted Genetics, the Nasdaq Stock Market Total Return Index and a peer group composed of Avigen, Inc., Cell Genesys, Inc., Collateral Therapeutics, Inc., GeneMedicine, Inc., GenVec, Inc., Introgen Therapeutics, Inc., Onyx Pharmaceuticals, Inc., Somatix Therapy Corporation, Transgene SA, Valentis, Inc. and Vical, Incorporated (the "Gene Therapy Peer Group"). Since there is no widely recognized standard industry group comprised of Targeted Genetics and peer companies, this peer group is composed of companies that are or were in the gene therapy business and that we believe to be companies that analysts have frequently used to compare with an investment in Targeted Genetics. The graph shows the value, as of December 31, 2000, of $100 invested on December 29, 1995 in our common stock, the Gene Therapy Peer Group and the Nasdaq Stock Market Total Return Index.

Comparison of Cumulative Total Return Among Targeted Genetics Corporation, Gene
       Therapy Peer Group and the Nasdaq Stock Market Total Return Index

                              [PERFORMANCE GRAPH]



                            Dec. 29, 1995 Dec. 31, 1996 Dec. 31, 1997 Dec. 31, 1998 Dec. 31, 1999 Dec. 29, 2000
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
  Targeted Genetics.......     $100.00       $ 80.00       $ 46.67       $ 23.33       $ 70.00       $118.89
---------------------------------------------------------------------------------------------------------------
  Gene Therapy Peer Group.     $100.00       $ 83.49       $ 60.66       $ 36.64       $ 86.08       $ 74.98
---------------------------------------------------------------------------------------------------------------
  Nasdaq Stock Market.....     $100.00       $123.04       $150.69       $212.51       $394.92       $237.62

                             PRINCIPAL SHAREHOLDERS

  The following table provides information with respect to the beneficial ownership of shares of our common stock outstanding as of March 1, 2001 by

  . each person that we know beneficially owns more than 5% of our common stock;

  . each of our directors;

  . each of the Named Executive Officers; and

  . all of our directors and executive officers as a group.

  The percentage ownership data is based on 43,757,050 shares of our common stock outstanding as of March 1, 2001. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option or warrant, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

                                                                  Percent of
    Name and Address of                     Amount and Nature of Common Stock
      Beneficial Owner                      Beneficial Ownership Outstanding
    -------------------                     -------------------- ------------
5% Owners:
International Biotechnology Trust plc......      4,210,000(1)        9.4%
  c/o Schroder Ventures
  20 Southhampton Street
  London, England WC2E7QG

Biogen, Inc. ..............................      4,008,868           9.2%
  14 Cambridge Center
  Cambridge, MA 02142

SOFINOV, Societe Financiere d'Innovation,
 Inc. .....................................      3,800,000(2)        8.4%
  1981, avenue McGill College
  Montreal, Quebec H3A 3C7

The Equitable Life Assurance Company.......      2,692,200           6.2%
  City Place House
  55 Basinghall Street
  London, England EC2V 5DR

Immunex Corporation........................      2,548,814           5.8%
  51 University Street
  Seattle, WA 98101

Elan International Services, Ltd. .........      2,531,638           5.8%
  102 St. James Court
  Flatts
  Smiths FL 04
  Bermuda

GeneChem Technologies Venture Fund L.P. ...      2,450,185(1)        5.5%
  c/o GeneChem Management Inc.
  1001 De Maisonneuve Boulevard West
  Suite 920
  Montreal, Quebec H3A 3C8

                                                                    Percent of
    Name and Address of                       Amount and Nature of Common Stock
      Beneficial Owner                        Beneficial Ownership Outstanding
    -------------------                       -------------------- ------------
Directors and Executive Officers:
H. Stewart Parker............................        534,090(3)        1.2%
Barrie J. Carter.............................        331,610(4)         *
Jack L. Bowman...............................         28,333(5)         *
Jeremy L. Curnock Cook.......................         48,333(6)         *
Joseph M. Davie..............................         10,000            *
James D. Grant...............................         33,333(7)         *
Louis P. Lacasse.............................      2,465,185(8)        5.5%
Nelson L. Levy...............................          8,333(6)         *
Mark P. Richmond.............................         10,001(9)         *
All directors and executive officers as a
 group (9 persons)...........................      3,469,218(10)       7.3%

--------
  *  Less than 1%

 (1) Includes warrants to purchase 1,000,000 shares of common stock that are exercisable immediately.

 (2) Includes warrants to purchase 1,333,333 shares of common stock that are exercisable immediately.

 (3) Includes 327,335 shares subject to options that are exercisable within 60 days of March 1, 2001.

 (4) Includes 204,945 shares subject to options that are exercisable within 60 days of March 1, 2001.

 (5) Includes 23,333 shares subject to options that are exercisable within 60 days of March 1, 2001.

 (6) Represents shares subject to options that are exercisable within 60 days of March 1, 2001.

 (7) Includes 21,333 shares subject to options that are exercisable within 60 days of March 1, 2001.

 (8) Includes 15,000 shares subject to options that are exercisable within 60 days of March 1, 2001. Also includes 1,450,185 shares of common stock owned by GeneChem Technologies Venture Fund L.P. ("GeneChem") and warrants held by GeneChem to purchase 1,000,000 shares of common stock that are exercisable immediately. Mr. Lacasse is president of GeneChem Management, Inc., the manager of GeneChem, and thereby has power to vote the securities held by GeneChem. Mr. Lacasse disclaims beneficial ownership of the securities owned by GeneChem.

 (9) Includes 8,333 shares subject to options that are exercisable within 60 days of March 1, 2001.

(10) Includes 1,450,185 shares of common stock owned by GeneChem, warrants held by GeneChem to purchase 1,000,000 shares of common stock and 656,945 shares subject to options that are exercisable within 60 days of March 1, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires our executive officers and directors and holders of 10% or more of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require our executive officers, directors and 10%-or-greater shareholders to give us copies of all Section 16(a) forms they file with the SEC.

  Based solely on our review of these forms, or written representations from reporting persons that no such forms were required for those persons, we believe that our executive officers, directors and 10%-or-greater shareholders complied with all applicable filing requirements for the calendar year 2000.

                              INDEPENDENT AUDITORS

  Representatives of Ernst & Young LLP, our independent auditors, are expected to attend the annual meeting and will be available to respond to appropriate questions from shareholders.

  The aggregate fees billed by Ernst & Young LLP for its audit of our consolidated financial statements for the year 2000 and for its reviews of our interim consolidated financial statements was $175,000. Ernst & Young billed no fees in 2000 for information technology consulting. The aggregate fees billed by Ernst & Young in 2000 for professional services other than audit and information technology consulting fees was $80,000. During 2000, none of the hours Ernst & Young expended on our financial audit were provided by persons other than Ernst & Young's full-time permanent employees.

  Our audit committee has determined that Ernst & Young's rendering of all other non-audit services is compatible with maintaining auditor independence.

                                 OTHER BUSINESS

  We do not intend to present any business at the annual meeting other than the adoption of the Roll-Over Plan, the amendment of the Option Plan and the election of directors described in the accompanying Notice of Annual Meeting of Shareholders, and we have no present knowledge that any other person intends to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournments or postponements of the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to those matters.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Under the SEC's proxy rules and the applicable provisions of our bylaws, shareholder proposals that meet specified conditions may be included in our proxy materials for, and may be presented at, the 2002 annual meeting. Shareholders who intend to present a proposal at our 2002 annual meeting must give us notice of the proposal not later than December 6, 2001 for the proposal to be considered for inclusion in the proxy materials for that meeting. Shareholders that intend to present a proposal that will not be included in the proxy materials must give us notice of the proposal at least 60 days but not more than 90 days before the date of the 2002 annual meeting. Because there are other requirements in the proxy rules, however, our timely receipt of any such proposal by a qualified shareholder will guarantee neither the proposal's inclusion in our proxy materials for, nor presentation of the proposal at, the 2002 annual meeting.

                          ANNUAL REPORT AND FORM 10-K

  Copies of our 2001 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2000 are being mailed with this proxy statement to each shareholder of record. If you did not receive a copy of the Annual Report or Form 10-K, you may obtain a copy (without exhibits) without charge by writing or calling Investor Relations, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612. Copies of the exhibits to the Form 10-K are available for a nominal fee.

                                                                      Appendix A

                         TARGETED GENETICS CORPORATION

Audit Committee Charter
Adopted on May 12, 2000 by the TGC Board of Directors

Organization

  This charter governs the operations of the Targeted Genetics Corporation (the "Company") audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

  The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

  The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

  The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

  . The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

  . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                         TARGETED GENETICS CORPORATION

   This Proxy is solicited by Targeted Genetics' board of directors for the Annual Meeting of Shareholders to be held on May 8, 2001

     The undersigned hereby appoint(s) H. Stewart Parker and Jeremy L. Curnock Cook, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Targeted Genetics Corporation held of record by the undersigned on March 9, 2001 at the Annual Meeting of Shareholders of Targeted Genetics to be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, at 8:00 a.m. local time on Tuesday, May 8, 2001, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

               IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE


                           . FOLD AND DETACH HERE .

                                                               Please mark   [X]
                                                               your votes
                                                               as indicated

The board of directors recommends a vote "FOR" Proposals 1 and 2 and "FOR" the Nominees in Proposal 3.

                                             FOR   AGAINST   ABSTAIN
(1) Proposal to adopt the Targeted Genetics  [ ]     [ ]       [ ]
    Corporation 2000 Genovo, Inc. Roll-Over
    Stock Option Plan

(2) Proposal to amend the Targeted           [ ]     [ ]       [ ]
    Genetics Corporation 1999 Stock Option
    Plan to increase the number of shares of common stock issuable under the plan from 1,500,000 to 3,500,000 shares

                                                           WITHHOLD AUTHORITY
                                             FOR the        to vote for the
                                             Nominees          Nominees

(3) ELECTION OF TWO CLASS I DIRECTORS          [ ]               [ ]
    (Terms will expire 2004) Nominees:
    Jack L. Bowman and Jeremy L. Curnock
    Cook and ONE CLASS II DIRECTOR (Term
    will expire in 2002) Nominee: Joseph M.
    Davie


WITHHOLD for the following only: (write the name of the nominee in the space below)

--------------------------------------------------------------------------------

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND FOR THE NOMINEES IN PROPOSAL 3.

I plan to attend the Annual Meeting  [ ]


Please sign exactly as your name appears on your stock certificate. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnership, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Date                       Signature(s)
    ---------------------              -----------------------------------------

Date                       Signature(s)
    ---------------------              -----------------------------------------



              . FOLD AND DETACH HERE AND READ THE REVERSE SIDE .